Exhibit 4.9

EXECUTION COPY

EXECUTIVE PURCHASE AGREEMENT

by and among

ABP DISTRIBUTION HOLDINGS INC.,

CERBERUS ABP INVESTOR LLC

and

GEORGE R. JUDD

Dated as of May 7, 2004

EXECUTIVE PURCHASE AGREEMENT

This Executive Purchase Agreement (this “Agreement”) is made and entered into as of May 7, 2004, by and among ABP Distribution Holdings Inc., a Georgia corporation (the “Company”), Cerberus ABP Investor LLC, a Delaware limited liability company (“Cerberus”), and George R. Judd (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company desires to sell to the Purchaser the number of (i) the Company’s common shares (the “Common Shares”) set forth opposite the Purchaser’s name on Schedule 1 hereto, and the Purchaser desires to purchase the Common Shares upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             Definitions.

“Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated March 12, 2004, by and among BlueLinx Corporation (f/k/a ABP Distribution Inc.), Georgia-Pacific Corporation and Georgia-Pacific Building Materials Sales, Ltd.

“Board” shall mean the Company’s board of directors.

“Cause” shall have the meaning given to such term in the Severance Agreement.

“Cerberus Investor Holders” shall mean Cerberus and any Permitted Transferees thereof, directly or indirectly, for so long as such Person owns any Common Shares.

“Change of Control” shall have the meaning given to such term in the Stockholders Agreement.

“Closing” shall have the meaning given to such term in Section 2.2 of this Agreement.

“Closing Date” shall mean May 7, 2004.

“Disability” shall have the meaning given to such term in the Severance Agreement.

“Fair Market Value” shall mean the fair market value of the Common Shares shall be calculated for each calendar year during the first 120 days of such calendar year and such calculation shall be applicable for the entire calendar year; provided, that if the Board determines in good faith that events or conditions have materially affected the Fair Market Value following such determination, Fair Market Value at the option of the Board shall be re-calculated at any time during a calendar year, and such calculation shall supersede the prior calculation and thereafter be applicable; provided, further that each such calculation shall be performed by a nationally recognized investment bank or valuation firm as shall be selected by the Board.

“Good Reason” shall have the meaning given to such term in the Severance Agreement.

“Initial Public Offering” shall have the meaning given to such term in the Stockholders Agreement.

“Option Plan” shall mean the option plan or plans of the Company in effect from time to time as approved by the Board of Directors.

“Performance Target” shall mean the performance based goal or objective to be achieved by the Company as determined by the Board, based on the Company’s business plan, on a yearly and cumulative basis. The Performance Target for 2004 shall be based on achievement of the 2004 business plan, and the Performance Target for 2005, 2006 and 2007 shall be established by the Board, in its sole discretion, based on the annual budgets approved by the Board for such years.

“Permitted Transferee” shall have the meaning given to such term in the Stockholders Agreement.

“Person” shall mean any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

“Purchase Notice” shall have the meaning given to such term in Section 4(b) of this Agreement.

“Purchase Price” shall have the meaning given to such term in Section 2.1 of this Agreement.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of the Closing Date, by and among the Company and the other stockholders party thereto.

“Repurchaser” shall have the meaning given to such term in Section 4(c) of this Agreement.

“Severance Agreement” shall mean the Severance Agreement between the Purchaser and the Company dated as of the date hereof.

“Stockholders Agreement” shall mean that certain Stockholders Agreement, dated as of the Closing Date, by and among the Company and the stockholders party thereto.

“Transaction Documents” shall mean this Agreement, the Stockholders Agreement and the Registration Rights Agreement.

“Unvested Shares” shall mean any Common Shares that are not Vested Shares.

“Vested Shares” shall mean (A) with respect to 150,000 Common Shares (i) for the period from the date hereof up to the first anniversary of the date hereof, none of such Common Shares, (ii) for the period from the first anniversary of the date hereof up to the second anniversary of the date hereof, 1/3 of such Common Shares, (iii) for the period from the second anniversary of the date hereof up to the third anniversary of the date hereof, 2/3 of such Common Shares, and (iv) for the period from and after the third anniversary of the date hereof, 100% of such Common Shares, in each case subject to Purchaser remaining employed by the Company in good standing on each applicable anniversary date, (B) with respect to an additional 150,000 Common Shares, (i) for the period from the date hereof up to December 31, 2004, none of such Common Shares, (ii) for the period from December 31, 2004 up to December 31, 2005, 25% of such Common Shares, (iii) for the period from December 31, 2005 up to December 31, 2006, 50% of such Common Shares, (iv) for the period from December 31, 2006 up to December 31, 2007, 75% of such Common Shares and (iv) for the period from and after December 31, 2007, 100% of such Common Shares, in each case subject to the Company’s attainment of the “Performance Target” for each such year and subject to the Purchaser remaining employed by the Company in good standing on each applicable anniversary date; provided, however, that in the event the Company does not attain the Performance Target for one year, but achieves on a cumulative basis the combined Performance Targets with respect to the previous year and the current year, all Common Shares not yet vested for the previous year and all Common Shares subject to vesting for the current year shall be considered Vested Shares and (C) with respect to an additional 200,000 Common Shares, provided that the Board confirms the Purchaser’s appointment as the Chief Operating Officer of the Company as of December 31, 2004, such Common Shares shall Vest 50% as set forth in the foregoing clause (A) and 50% as set forth in the foregoing clause (B).  Notwithstanding anything to the contrary in the preceding sentence, 100% of such Common Shares shall become Vested Shares upon a Change of Control or an Initial Public Offering.

2.             Sale and Purchase of Shares; Closing.

2.1.          Sale and Transfer of Shares.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below) the Company hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to purchase from the Company, the Common Shares set forth opposite the Purchaser’s name on Schedule 1 hereto for the aggregate purchase price set forth opposite the Purchaser’s name on Schedule 1 hereto (the “Purchase Price”).

(b)           At the Closing (as defined below), the Company shall deliver to the Purchaser duly executed certificates registered in the Purchaser’s name and representing the Common Shares purchased by the Purchaser, against the Purchaser’s payment of the Purchase Price.

2.2.          Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the sale and purchase of the Common Shares (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York on the Closing Date.

2.3.          Payment.  At the Closing, the Purchaser shall pay the Company the Purchase Price by check or by wire transfer to the account of the Company (designated in writing at least two business days prior to the Closing Date).

3.             Transfers of Shares by the Purchaser.  The Common Shares may not be sold, disposed of or otherwise transferred by the Purchaser except in accordance with this Agreement and the Stockholders Agreement.  In the event that the Purchaser transfers all or any of the Common Shares to a person other than the Company or the Cerberus Investor Holders (whether or not such person is a Permitted Transferee), such transferee shall be obligated to comply with the provisions of this Agreement and the Stockholders Agreement.

4.             Repurchase by the Company or the Cerberus Investor Holders.  (a)  At any time within 90 days following the Purchaser’s (i) death, (ii) termination of employment with the Company as a result of Disability, (iii) termination of employment by the Company without Cause, (iv) resignation of employment with the Company for Good Reason, (v) termination of employment by the Company for Cause or (vi) resignation of employment with the Company without Good Reason, the Company shall have the right, but not the obligation, to purchase from the Purchaser, and to cause the Purchaser to sell to the Company, the Common Shares as follows:

                (A)          if such termination occurs pursuant to clauses (v) or (vi) above, (1) the Unvested Shares for an amount equal to the lesser of (x) the Fair Market Value of the Unvested Shares and (y) the purchase price paid for the Unvested Shares by the Purchaser, payable in cash in a lump sum upon the closing of the repurchase, and (2) the Vested Shares for the Fair Market Value of such Common Shares, payable in cash in a lump sum upon the closing of the repurchase; and

                (B)           if such termination occurs pursuant to clauses (i), (ii), (iii) or (iv) above, all of the Vested and Unvested Shares for an amount equal to the Fair Market Value of the Common Shares, payable in cash in a lump sum upon the closing of the repurchase.

(b)           If the Company does not exercise its right to repurchase the Common Shares pursuant to Section 4(a) hereof, the Cerberus Investor Holders shall have the right, for a period of 30 calendar days after the expiration of the applicable 90 day period set forth above, to repurchase the Common Shares upon the terms and conditions set forth in Section 4(a) above.

(c)

(A)  If the Board does not confirm Purchaser’s appointment as the Chief Operating Officer of the Company as of December 31, 2004, (i) at any time within 90 days following December 31, 2004, the Company may purchase the 100,000 Unvested Shares listed in clause (C) of the definition of “Vested Shares” for an amount equal to the lesser of (x) the Fair Market Value of such Unvested Shares and (y) the purchase price paid for the Unvested Shares by the Purchaser, payable in cash in a lump sum upon the closing of the repurchase, and (ii) if the Company does not exercise its right to repurchase such Unvested Shares pursuant to the foregoing clause (i), the Cerberus Investor Holders shall have the right to repurchase such Unvested Shares upon the terms and conditions set for in clause (i).
(B)   (i) At any time within 90 days following December 31, 2007, the Company may purchase the Unvested Shares for an amount equal to the lesser of (x) the Fair Market Value of such Unvested Shares and (y) the purchase price paid for the Unvested Shares by the Purchaser, payable in cash in a lump sum upon the closing of the repurchase.  (ii) If the Company does not exercise its right to repurchase the Unvested Shares pursuant to the foregoing clause (i), the Cerberus Investor Holders shall have the right to repurchase the Unvested Shares upon the terms and conditions set for in clause (i).

(d)           Upon the occurrence of an event that entitles the Company or the Cerberus Investor Holders (each, a “Repurchaser”) to purchase the Common Shares pursuant to Sections 4(a), (b) or (c) hereof, the Repurchaser may exercise its election to purchase the Common Shares by written notice to the Purchaser (the “Purchase Notice”) within the applicable time periods specified above, such Purchase Notice to disclose the Fair Market Value of the Common Shares.  The Repurchaser and the Purchaser shall consummate such purchase on a date to be jointly determined by the Repurchaser and the Purchaser (not later than 30 calendar days after the delivery of the Purchase Notice) by delivery by the Purchaser of certificates representing the Common Shares to be repurchased and by delivery of the purchase price therefor by the Repurchaser by wire transfer.

5.             Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company as follows:

(a)           The Purchaser’s execution, delivery and performance of the Transaction Documents do not and will not (i) result in a violation of any applicable law, statute, rule or regulation or order, injunction, judgment or decree of any court or other governmental or regulatory authority to which the Purchaser is bound or subject (ii) conflict with, or result in a breach of the terms, conditions or provisions of, constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which the Purchaser or any of his properties or assets are bound, or (iii) require any authorization, consent, approval, exemption or other action by or notice to any third party.  The Transaction Documents have been duly executed and delivered by the Purchaser and upon due execution and delivery by the Company and Cerberus will constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except as the enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general or by general principles of equity.

(b)           The Purchaser understands that the Common Shares being purchased are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, are being offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”) in a private placement that is exempt from the registration provisions of the Securities Act and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in limited circumstances.  The Purchaser understands that it must bear the economic risk of the acquisition of the Common Shares made in connection herewith for an indefinite period of time (subject, however, to the Company’s obligation to repurchase the Common Shares in accordance with the terms of this Agreement and to the Company’s obligation to effect the registration of registrable securities in accordance with the Registration Rights Agreement) because, among other reasons, the Common Shares have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of certain states or an exemption from such registration is available.  The Purchaser further understands that the certificates representing the Common Shares shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), THE GEORGIA SECURITIES ACT OF 1973, AS AMENDED (THE “GEORGIA SECURITIES ACT”) OR UNDER ANY STATE SECURITIES LAWS, IN RELIANCE UPON CERTAIN EXEMPTIVE PROVISIONS OF SAID ACTS, INCLUDING SECTION 10-5-9(13) OF THE GEORGIA SECURITIES ACT.  SAID SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”

The legend set forth above shall be removed by the Company from any certificate evidencing Common Shares, and the Company shall issue a certificate without such legend to the Purchaser, if requested, upon delivery to the Company of an opinion by counsel (which may be counsel for the Company) that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Common Shares.

(c)           The Purchaser understands that the Common Shares being purchased are subject to the Stockholders Agreement and this Agreement.  The Purchaser further understands that the certificates representing the Common Shares shall bear a legend in substantially the following form:

“THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE STOCKHOLDERS AGREEMENT DATED AS OF MAY 7, 2004, AS IT MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG ABP DISTRIBUTION HOLDINGS INC. (THE “COMPANY”) AND THE STOCKHOLDERS PARTY THERETO AND THE EXECUTIVE

PURCHASE AGREEMENT DATED AS OF MAY 7, 2004, AS IT MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG THE COMPANY, CERBERUS ABP INVESTOR LLC AND THE PURCHASER THERETO, AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.  COPIES OF SUCH AGREEMENTS MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

The legend set forth above shall be removed by the Company from any certificate evidencing Common Shares, and the Company shall issue a certificate without such legend to the Purchaser, if requested, at such time when such Common Shares are no longer subject to the Stockholders Agreement and this Agreement.

(d)           The Purchaser can bear the economic risk of his investment in the Common Shares and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and the risks of the investment.  The Purchaser has been furnished with all materials relating to the business, finances and operations of the Company which have been requested, including, without limitation, all certificates, instruments, agreements  and other documents defining the rights, limitations and preferences of the Common Shares and the holders thereof.  The Purchaser has conducted his own investigation of the Company and is not relying on any representations or warranties of the Company other than those expressly set forth herein.  The Purchaser understands that the Company is under no obligation to register the Common Shares on the Purchaser’s behalf, except as may be required pursuant to the Registration Rights Agreement.

(e)           The Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act or, to the extent the Purchaser is not an “accredited investor”, another exemption from registration under the Securities Act applies to the Purchaser’s purchase of Common Shares hereunder.

6.             Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchaser as follows:

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Georgia.  The Company has all requisite corporate power and authority to execute, deliver and carry out the transactions contemplated by the Transaction Documents, and to issue, sell and deliver the Common Shares.

(b)           The Company’s (i) execution, delivery and performance of the Transaction Documents, and (ii) offering, sale, issuance and delivery of the Common Shares, have been duly authorized by the Company by all requisite corporate action and do not and will not (A) result in the violation of the organizational documents of the Company, (B) result in a violation of any applicable law, statute, rule or regulation or order, injunction, judgment or decree of any court or other governmental or regulatory authority to which the Company is bound or subject, (C) conflict with, or result in a breach of the terms, conditions or provisions of, constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which the Company or any of its properties or assets are bound, or (D) require any authorization, consent, approval, exemption or other action by or notice to any third party. The Transaction Documents have been duly executed and delivered by the Company and, upon due execution and delivery by the Purchaser and Cerberus, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights in general or by general principles of equity.

(c)           A complete and correct copy of the Company’s Articles of Incorporation, and all amendments thereto to the date hereof, and By-Laws as presently in effect, are attached as Schedule 6(c) hereto and shall not be changed or amended prior to Closing. As of the Closing, the designations, powers, preferences, rights, qualifications, limitations and restrictions with respect to each class and series of the Company’s authorized capital stock will be as set forth in the Articles of Incorporation, as amended, and the By-Laws, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions will be valid, binding and enforceable and in accordance with all applicable laws.

(d)           As of the Closing Date, the authorized share capital of the Company shall consist of (i) 25,000,000 Common Shares, of which 20,000,000 shall be issued and outstanding, and (ii) 1,000,000 shares of Preferred Stock, of which 95,000 shall be designated Series A Preferred Shares and which shall be issued and outstanding.  All of such issued and outstanding share capital shall be validly issued, fully paid and non-assessable and shall be free and clear of all liens, charges, restrictions, claims and encumbrances, other than liens, charges, restrictions, claims and encumbrances that were created by the holders thereof and restrictions on transfer imposed by this Agreement, the Stockholders Agreement, the Securities Act and applicable state securities laws.  Other than as set forth in this Agreement and in the Stockholders Agreement, as of the Closing Date, there shall be no outstanding options (other than pursuant to the Option Plan), warrants, rights (including any preemptive rights), subscriptions, stock appreciation rights, calls, contracts, restrictions, arrangements, agreements, convertible or exchangeable securities or other commitments or rights to purchase or acquire any of the authorized but previously unissued share capital or other securities of the Company.

(e)           Upon delivery to the Purchaser, the Common Shares will be duly authorized, validly issued, fully paid and non-assessable and shall be free and clear of all liens, charges, restrictions, claims and encumbrances, other than liens, charges, restrictions, claims and encumbrances that were created by the Purchaser and restrictions on transfer imposed by this Agreement, the Stockholders Agreement, the Securities Act and applicable state securities laws.

7.             Conditions.  The obligations of the Purchaser, the Company and Cerberus pursuant to this Agreement shall be subject to satisfaction of the following conditions on the Closing Date:

(a)           The Company and the Purchaser shall have duly executed and delivered the Stockholders Agreement substantially in the form attached hereto as Exhibit A.

(b)           The Company and the Purchaser shall have duly executed and delivered the Registration Rights Agreement substantially in the form attached hereto as Exhibit B.

(c)           The representations and warranties of the other parties under this Agreement shall be true, complete and correct at and as of the Closing Date.

(d)           Each of the other parties shall have performed and complied with all agreements and covenants contained herein required to be performed or complied with by it prior to or at the Closing Date.

(e)           Each of the other parties shall have obtained any and all consents, waivers, registrations, approvals or authorizations, with or by any governmental body and all consents, waivers, approvals or authorizations of any other person required for the valid execution of the Transaction Documents by such party and for the consummation of the transactions contemplated hereby and thereby.

(f)            No governmental body or any other person shall have issued an order, injunction, judgment, decree, ruling or assessment which shall then be in effect restraining or prohibiting the completion of the transactions contemplated under any of the Transaction Documents, nor shall any such order, injunction, judgment, decree, ruling or assessment be pending or, to the Company’s or the Purchaser’s knowledge, threatened.

(g)           The Company and the Purchaser shall have duly executed and delivered the Severance Agreement, if applicable.

8.             General.

8.1.          Amendments and Waivers.  The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of each of the parties hereto.

8.2.          Notices.  All notices and other communications provided for or permitted hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by facsimile, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee as follows:

(a)           If to the Company, to:

ABP Distribution Holdings Inc.

c/o Cerberus Capital Management, L.P.

299 Park Avenue

New York, New York  10171

Attention:  Lenard Tessler

Fax No.:  (212) 755-3009

With a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York  10022

Attn:  Stuart D. Freedman, Esq.

Fax No.:  (212) 593-5955

(b)           If to Cerberus, to

Cerberus ABP Investor LLC

c/o Cerberus Capital Management, L.P.

299 Park Avenue

New York, New York  10171

Attention:  Lenard Tessler

Fax No.:  (212) 755-3009

With a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York  10022

Attn:  Stuart D. Freedman, Esq.

Fax No.:  (212) 593-5955

(c)           If to the Purchaser, to the address of the Purchaser set forth on the signature page hereto.

All such notices, requests, consents and other communications shall be deemed to have been delivered (i) in the case of personal delivery or delivery by confirmed facsimile, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day and (iii) in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.

8.3.          Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns.  The Purchaser may not assign any of its rights or obligations under this Agreement without the prior written consent of the Company.

8.4.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.

8.5.          Descriptive Headings, Etc.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.  Unless the context of this Agreement otherwise requires: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (v) “or” is not exclusive; and (vi) provisions apply to successive events and transactions.

8.6.          Severability.  In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

8.7.          Governing Law.  This Agreement will be governed by and construed in accordance with the domestic laws of the State of Georgia, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Georgia, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Georgia to be applied.  In furtherance of the foregoing, the internal laws of the State of Georgia will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

8.8.          Consent to Jurisdiction.  Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of (a) the State Court of Georgia, Fulton County and (b) the United States District Court for the Northern District of Georgia located in Atlanta, Georgia, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 8.2 shall be effective service of process for any action, suit or proceeding in Georgia with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the State Court of Georgia, Fulton County, or (b) the United States District Court for the Northern District of Georgia located in Atlanta, Georgia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.9.          Termination.  This Agreement shall automatically terminate upon a termination of the Asset Purchase Agreement in accordance with its terms.

8.10.        Waiver of Jury Trial.  THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN

ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT HEREOF.  THE PARTIES HERETO AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

8.11.        Specific Performance.  Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages.  It is accordingly agreed that the parties hereto shall and do hereby waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in the State Court of Georgia, Fulton County or the United States District Court for the Northern District of Georgia located in Atlanta, Georgia, or, in the event such courts shall not have jurisdiction of such action, in any court of the United States or any state thereof having subject matter jurisdiction of such action.

8.12.        Entire Agreement.  This Agreement, including the Schedules attached hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter.

8.13.        Further Assurances.  Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.14.        Construction.  The Company, Cerberus and the Purchaser acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Company, Cerberus and the Purchaser.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ABP DISTRIBUTION HOLDINGS INC.

By:	/s/ Charles H. McElrea
Name: Charles H. McElrea
Title: Chief Executive Officer

CERBERUS ABP INVESTOR LLC

By:	/s/ Lenard Tessler
Name: Lenard Tessler
Title: Managing Director

PURCHASER:

/s/ George R. Judd
Name:	George R. Judd
Address:	3981 Devon Oak Dr.
Marietta, GA 30066

SCHEDULE 1

Purchaser	Number of Common Shares to be Purchased	Aggregate Purchase Price for the Common Shares
George R. Judd	500,000	$125,000

SCHEDULE 6(c)

Articles of Incorporation and By-Laws of the Company

EXHIBIT A

Stockholders Agreement

EXHIBIT B

Registration Rights Agreement